Exhibit 10.3
CREDIT AGREEMENT
Dated as of August 10, 2016
among
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as the Lenders
and
BANK OF AMERICA, N.A.
as the Agent
and
WESTLAKE INTERNATIONAL HOLDINGS II C.V.,
ACTING THROUGH WESTLAKE OLEFINS CORPORATION,
ITS GENERAL PARTNER
as the Borrower
$150,000,000

i

ANNEXES, EXHIBITS AND SCHEDULES
ANNEX A    –    DEFINITIONS
EXHIBIT A    –    FORM OF NOTE
EXHIBIT B    –    [Reserved]
EXHIBIT C    –    [Reserved]
EXHIBIT D    –    FORM OF NOTICE OF BORROWING
EXHIBIT E    –    FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT F    –    FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

SCHEDULE 1.2    –    LENDERS’ COMMITMENTS
SCHEDULE 6.4    –    PRIOR CORPORATE NAMES
SCHEDULE 6.5    –    SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.8    –    LITIGATION
SCHEDULE 7.8    –    DEBT
SCHEDULE 7.12    –    EXISTING LIENS

v

CREDIT AGREEMENT
This Credit Agreement, dated as of August 10, 2016 (this “Agreement”) among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A. with an office at 901 Main Street, Dallas, Texas, 75202, as agent for the Lenders (in its capacity as agent, the “Agent”), and WESTLAKE INTERNATIONAL HOLDINGS II C.V., a limited partnership organized under the laws of The Netherlands, having its registered office at The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, United States of America and its principal place of business at 2801 Post Oak Boulevard, Houston, Texas 77056, United States of America (the “Borrower”), acting through WESTLAKE OLEFINS CORPORATION, a corporation organized under the laws of the state of Delaware, United States of America, having its registered office at The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, United States of America and its principal place of business at 2801 Post Oak Boulevard, Houston, Texas 77056, United States of America, its general partner.
ARTICLE I
LOANS
SECTION 1.1    Facility. Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $150,000,000 (the “Facility”) to the Borrower from time to time during the term of this Agreement.
SECTION 1.2    Loans.
(a)    Loans and Notes.
(i)    Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees to make a term loan (the “Loans”) to the Borrower on the Closing Date in the amount of such Lender’s Commitment.
(ii)    The Borrower shall execute and deliver to each Lender so requesting a note to evidence the Loan of that Lender. Each note shall be in the principal amount of the requesting Lender’s Loans, dated the date hereof and substantially in the form of Exhibit A (each a “Note” and, collectively, the “Notes”). Each Note shall represent the obligation of the Borrower to pay the amount of the requesting Lender’s Loans, or, if less, the aggregate unpaid principal amount of such Lender’s Loans together with interest thereon as prescribed in Section 2.1. The entire unpaid balance of the Loans and all other Obligations (other than contingent obligations and indemnity obligations that survive the termination of this Agreement and are not due and payable at such termination) shall be immediately due and payable in full in immediately available funds on the Maturity Date.
(b)    Procedure for Borrowing.
(i)    Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing in substantially the form of Exhibit D (“Notice of Borrowing”) and signed by the Borrower, which Notice of Borrowing shall be received by the Agent prior to (i) 12:00 noon (Houston, Texas time) three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Rate Loans and (ii) 12:30 p.m. (Houston, Texas time) on the requested Funding Date, in the case of Base Rate Loans, specifying:
(A)    the amount of the Borrowing, which in the case of a LIBOR Rate Loan must equal or exceed $5,000,000 (and integral increments of $1,000,000 in excess of such amount or the entire amount of the Facility);
(B)    the requested Funding Date, which must be a Business Day; and
(C)    whether the Loans requested are to be Base Rate Loans or LIBOR Rate Loans (and if not specified, it shall be deemed a request for a Base Rate Loan).

(ii)    In lieu of delivering a Notice of Borrowing, the Borrower may give the Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in making such Loans, regardless of whether any written confirmation is received.
(c)    Reliance upon Authority. Prior to the Closing Date, the Borrower shall deliver to the Agent, a notice setting forth the account of the Borrower (“Designated Account”) to which the Agent is authorized to transfer the proceeds of the Loans requested hereunder. The Agent is entitled to rely conclusively on any person’s request for Loans on behalf of the Borrower, so long as the proceeds thereof are to be transferred to the Designated Account. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on its behalf.
(d)    No Liability. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and (c), which the Agent believes in good faith to have been given by an officer or other person duly authorized by the Borrower to request Loans on its behalf. The crediting of Loans to the Designated Account conclusively establishes the obligation of the Borrower to repay such Loans as provided herein.
(e)    Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. The Borrower shall be bound to borrow the funds requested therein in accordance therewith.
(f)    Making of Loans. Promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Agent shall notify the Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 2:30 p.m. (Houston, Texas time) on the applicable Funding Date. After the Agent’s receipt of all proceeds of such Loans, the Agent shall make the proceeds of such Loans available to the Borrower on the applicable Funding Date by transferring same day funds to the Designated Account.
ARTICLE II

INTEREST AND FEES
SECTION 2.1    Interest.
(a)    Interest Rates. All outstanding Loans shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to (x) the Base Rate or the LIBOR Rate plus (y) the Applicable Margin, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate plus the Applicable Margin (unless the Default Rate has been effected by the Agent and the Required Lenders pursuant to Section 2.1(b)) until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Loans shall bear interest as follows:
(i)    For all Base Rate Loans at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; and
(ii)    For all LIBOR Rate Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.
Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All interest charges for LIBOR Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). All interest charges for Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and for actual days elapsed. The Borrower shall pay to the Agent, for the ratable benefit of Lenders, interest accrued on all Base Rate Loans in arrears on the first day of each month hereafter and on the Maturity Date. The Borrower shall pay to the Agent, for the ratable benefit of Lenders, interest on all LIBOR Rate Loans in arrears on each LIBOR Interest Payment Date. The Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR Rate.

(b)    Default Rate. If any Event of Default occurs and is continuing and the Agent or the Required Lenders in their discretion so elect, then, while any such Event of Default is continuing, (i) the principal amount of all Loans shall bear interest at the Default Rate applicable thereto; and (ii) any other amount (other than principal of any Loan) payable by the Borrower under any Loan Document shall bear interest at the Default Rate applicable to Base Rate Loans.
SECTION 2.2    Continuation and Conversion Elections.
(a)    The Borrower may:
(i)    elect, as of any Business Day, in the case of Base Rate Loans, to convert any Base Rate Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Rate Loans; or
(ii)    elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);
provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans.
(b)    The Borrower shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) to the Agent not later than 12:00 noon (Houston, Texas time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Rate Loans and specifying:
(i)    the proposed Continuation/Conversion Date;
(ii)    the aggregate amount of Loans to be converted or continued; and
(iii)    the type of Loans resulting from the proposed conversion or continuation.
(c)    If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to LIBOR Rate Loans, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.
(d)    The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.
(e)    There may not be more than twelve (12) different LIBOR Rate Loans in effect hereunder at any time.
SECTION 2.3    Maximum Interest Rate. In no event shall any interest rate provided for hereunder (including any fees or other fees or other compensation which are deemed or determined to be interest) exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, for any period, any interest, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that period shall be the Maximum Rate, and, if in future periods, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.
SECTION 2.4    Closing Fee. The Borrower shall pay the Agent for its account the fees described in the Engagement Letter (the “Closing Fee”).
ARTICLE III

PAYMENTS AND PREPAYMENTS
SECTION 3.1    Loans. The Borrower shall repay the outstanding principal balance of the Loans, plus all accrued but unpaid interest thereon, on the Maturity Date. The Borrower may prepay Loans at any time, and any amounts prepaid may not be reborrowed.
SECTION 3.2    Prepayments of the Loans.
(a)    Optional. The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory. In the event that the Agent receives written advice from a nationally recognized tax counsel that there is a more likely than not probability that the Facility will be recast as equity under final or temporary U.S. Treasury regulations under Internal Revenue Code section 385, the Borrower shall repay the Facility promptly (and no later than 10 days) upon receiving written notice to the foregoing effect.
SECTION 3.3    LIBOR Rate Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrower shall pay to the Lenders the amounts described in Section 4.5.
SECTION 3.4    Payments by the Borrower.
(a)    All payments to be made by the Borrower shall be made without set off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders, at the account designated by the Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Houston, Texas time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.
(b)    Subject to the provisions set forth in the definition of “Interest Period,” whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
SECTION 3.5    Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent and except as provided in Section 11.1(b) or 12.14(e). All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Collateral received by the Agent following the occurrence and during the continuation of any Event of Default shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements then due to the Agent from the Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, to pay interest due in respect of all Loans; and fourth, to pay or prepay principal of the Loans. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrower shall pay LIBOR breakage losses in accordance with Section 4.5.
SECTION 3.6    Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrower shall be liable to pay to the Agent and the Lenders, and hereby do indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.6 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.6 shall survive the termination of this Agreement.
SECTION 3.7    Agent’s and Lenders’ Books and Records; Monthly Statements. The Agent shall record the principal amount of the Loans owing to each Lender from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Agent or any Lender to make such notation shall not affect the obligations of the Borrower with respect to the Loans. The Borrower agrees that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, absent manifest error, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.
ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY
SECTION 4.1    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(i)    All payments of the Obligations by the Loan Parties shall be made without deduction or withholding for any Taxes, except as required by Requirement of Law. If Requirement of Law (as determined by an applicable Withholding Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 4.2.
(ii)    If the Agent or any Loan Party is required by the Code to withhold or deduct any Taxes from any payment, then (i) the Agent or applicable Loan Party shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If the Agent or any Loan Party is required by any Requirement of Law other than the Code to withhold or deduct Taxes from any payment, then (i) the Agent or such Loan Party, to the extent required by Requirement of Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes. Without limiting the foregoing, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirement of Law, or at the Agent’s option, timely reimburse the Agent for payment of, any Other Taxes.
(c)    Tax Indemnification.
(i)    The Borrower shall indemnify and hold harmless each Recipient against any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(ii)    Each Lender shall indemnify and hold harmless, on a several basis, the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent the Borrower have not already paid or reimbursed the Agent therefor and without limiting the Borrower’ obligation to do so), that are payable or paid by the Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.
(d)    Evidence of Payments. If the Agent or a Loan Party pays any Taxes pursuant to this Section, then upon request, the Agent shall deliver to the Borrower or the Borrower shall deliver to the Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Requirement of Law to report the payment, or other evidence of payment reasonably satisfactory to the Agent or the Borrower, as applicable.
(e)    Treatment of Certain Refunds. Unless required by Requirement of Law, at no time shall the Agent or the Borrower have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its reasonable discretion that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower agrees, upon request by the Recipient, to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to the Borrower if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall the Agent or any Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Loan Party or other Person.
(f)    Survival. Each party’s obligations under Sections 4.1 and 4.2 shall survive the resignation or replacement of the Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
SECTION 4.2    Lender Tax Information.
(a)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to the Borrower and the Agent properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall promptly deliver such other documentation prescribed by Requirement of Law or reasonably requested by the Borrower or the Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 4.2(b)(i), (ii) and (iv)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
(b)    Documentation. Without limiting the foregoing, if any Loan Party is a U.S. Person,
(i)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(ii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or IRS Form W-8BENE, as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN (or IRS Form W-8BENE, as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to the Agent and the Borrower to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN (or IRS Form W-8BENE, as applicable); or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BENE, as applicable), a U.S. Tax Compliance Certificate in form satisfactory to the Agent and the Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirement of Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(iv)    If payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to the Borrower and the Agent at the time(s) prescribed by law and otherwise as reasonably requested by the Borrower or the Agent such documentation prescribed by Requirement of Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date hereof.
(c)    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify the Borrower and the Agent in writing of its legal inability to do so.
SECTION 4.3    Illegality.
(a)    If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans, then, on notice thereof by that Lender to the Borrower through the Agent together with an explanation of the circumstances, any obligation of that Lender to make LIBOR Rate Loans shall be suspended until that Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
(b)    If a Lender determines that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.5, either on the last day of the Interest Period thereof, if that Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Rate Loans and if applicable convert to Base Rate Loans. If the Borrower are required to so prepay any LIBOR Rate Loans, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such prepayment, a Base Rate Loan.
SECTION 4.4    Increased Costs; Capital Adequacy.
(a)    Change in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR Rate);
(ii)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost, or expense affecting any Loan, Loan Document or Commitment;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will, within ten (10) days of receipt of the certificate delivered by the Agent under Section 4.7, pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, within ten (10) days of receipt of the certificate delivered under Section 4.7.

SECTION 4.5    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Rate Loan occurs on a day other than the end of its Interest Period, (c) the Borrower fails to repay a LIBOR Rate Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Rate Loan prior to the end of its Interest Period pursuant to Section 4.10, then the Borrower shall, within ten (10) days of receipt of the certificate delivered under Section 4.7, pay to each Lender expenses arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Rate Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Rate Loans.
SECTION 4.6    Inability to Determine Rates. The Agent will promptly notify the Borrower and Lenders if, in connection with any Loan or request for a Loan, (a) the Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR Rate for the Interest Period; or (b) the Agent or Required Lenders determine for any reason that LIBOR Rate for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Rate Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until the Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, the Borrower may revoke any pending request for a LIBOR Rate Loan or, failing that, will be deemed to have requested a Base Rate Loan.
SECTION 4.7    Certificates of the Agent. If any Lender claims reimbursement or compensation under this Article 4, the Agent shall determine the amount thereof and shall deliver to the Borrower (with a copy to the affected Lender) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
SECTION 4.8    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that a Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 4.9    Mitigation. If any Lender gives a notice under Section 4.3 or requests compensation under Section 4.4, or if the Loan Parties are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 4.1, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 4.10    Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender gives notice under Section 4.3, at the Borrower’s request, the Agent or an Eligible Assignee shall have the right (but not the obligation) with the Agent’s approval, to purchase from such Lender, and such Lender agrees that it shall sell, all its Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance, without premium or discount. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Lender fails to execute same within twenty (20) days of such request of assignment. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
SECTION 4.11    Survival. The agreements and obligations of the Borrower in this Article 4 shall survive the payment of all other Obligations.

ARTICLE V

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
SECTION 5.1    Books and Records. The Borrower and its Subsidiaries shall maintain, at all times, correct and complete books, records and accounts in which entries that are complete, correct and timely in all material respects.
SECTION 5.2    Financial Information. The Borrower shall promptly furnish to the Agent all such financial information regarding the Loan Parties as the Agent shall reasonably request. Without limiting the foregoing, the Borrower will furnish to the Agent the following:
(a) all Financial Statements of the Borrower in the format delivered to the Agent prior to the date hereof that are prepared and delivered in connection with any other material Indebtedness of Westlake to the extent they are of a consolidating nature and incorporate any of the Loan Parties; provided, that any such Financial Statements that are publicly filed with the SEC shall be deemed delivered for all purposed herein; and
(b) Such additional information, in such detail as the Agent and/or the Lenders shall request in their reasonable discretion regarding the financial and business affairs of the Borrower or any of its Subsidiaries.
The Borrower hereby acknowledges that the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system. The Agent agrees to use its best efforts in accordance with its standard business practices to post the Borrower Materials to IntraLinks or another similar electronic system. The Agent shall have no liability to the Lenders or the Borrower for any failure to post the Borrower Materials to IntraLinks or another similar electronic system.
SECTION 5.3    Notices to the Agent. The Borrower shall notify the Agent in writing of the following matters at the following times:
(a)    Promptly after any Responsible Officer of any Loan Party becoming aware of any Default or Event of Default;
(b)    Promptly after any Responsible Officer of any Loan Party becoming aware of any event or circumstance which could reasonably be expected to have a Material Adverse Effect; or
(c)    Promptly after any Responsible Officer of any Loan Party becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.
Each notice given under this Section 5.3 shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Loan Party, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.
ARTICLE VI

GENERAL WARRANTIES AND REPRESENTATIONS
The Borrower warrants and represents to the Agent and the Lenders that except as hereafter disclosed to and accepted by the Agent and the Required Lenders in writing:
SECTION 6.1    Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Loan Party has the power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Agent’s Liens upon and security interests in the Collateral. Each Loan Party has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Loan Party, and constitute the legal, valid, and binding obligations of each Loan Party, enforceable against each such Loan Party in accordance with their respective terms except as enforceability may be limited by the Federal Bankruptcy Code or by any other state or federal bankruptcy or insolvency act or law and general principles of equity. Each Loan Party’s execution, delivery, and performance of this Agreement and the other Loan

Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien (other than in favor of the Agent) upon the property of such Loan Party, by reason of the terms of (a) any contract, mortgage, lease, material agreement, indenture, or instrument to which such Loan Party is a party or which is binding upon it, (b) any Requirement of Law applicable to such Loan Party, or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of such Loan Party.
SECTION 6.2    Validity and Priority of Security Interest. The provisions of this Agreement, the Collateral Documents, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and, upon the filing of all applicable financing statements against the Loan Parties (to the extent such filing is relevant), such Liens shall constitute valid, enforceable, perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (a) through (d) of the definition of Permitted Liens securing all the Obligations, and enforceable against each Loan Party.
SECTION 6.3    Organization and Qualification. Each Loan Party (a) is duly organized or incorporated and, where applicable, validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and, where applicable, is in good standing in the jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property.
SECTION 6.4    Corporate Name; Prior Transactions. Except as set forth on Schedule 6.4 or as otherwise notified by the Borrower to the Agent, no Loan Party has, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.
SECTION 6.5    Subsidiaries and Affiliates. Except as otherwise notified by the Borrower to the Agent, Schedule 6.5 is a correct and complete list of the name and relationship to each Loan Party of each and all of its Subsidiaries. All of the Foreign Subsidiaries of Westlake, as of the Closing Date, are owned, directly or indirectly, by the Loan Parties.
SECTION 6.6    Financial Statements and Projections. The Borrower has delivered to the Agent and the Lenders such balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity that cover the Loan Parties and are available prior to the Closing Date.
SECTION 6.7    Solvency. On the Closing Date, the Borrower is (and after giving effect to the transactions contemplated by the Loan Documents will be), on a consolidated basis, Solvent.
SECTION 6.8    Litigation. Except as set forth on Schedule 6.11, there is no pending, or to the best of any Loan Party’s knowledge threatened, action, suit, proceeding, or counterclaim by any Person against any Loan Party, or to the best of any Loan Party’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.
SECTION 6.9    No Violation of Law. Neither any Loan Party nor any of their Subsidiaries is in violation of any Requirement of Law applicable to it which violation could reasonably be expected to have a Material Adverse Effect.
SECTION 6.10    No Default. No Loan Party is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Person is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.
SECTION 6.11    Taxes. The Loan Parties and their Subsidiaries have filed all federal and, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, other tax returns and tax reports required to be filed (or appropriate extensions have been timely filed), and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except where such nonpayment would not constitute a breach of Section 7.1(b).
SECTION 6.12    Regulated Entities. No Loan Party is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Loan Party is a regulated entity under federal or state statute or regulation limiting its ability to incur the Obligations.

SECTION 6.13    Use of Proceeds; Margin Regulations. The proceeds of any Borrowing are to be used solely (a) to pay the costs and expenses related to this Agreement, (b) for working capital purposes of the Loan Parties, (c) for general corporate purposes, including acquisitions permitted under this Agreement and (d) to finance a return of capital to Westlake, which transfer shall be directly or indirectly through its Subsidiaries, which Westlake will use to partially fund its proposed acquisition of Axiall Corporation. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock or for any other purpose in violation of Regulation X. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of any individual Borrower or of the Loan Parties on a consolidated basis) subject to the provisions of Sections 7.5, 7.12 or 7.18 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 9.1(d) will be Margin Stock.
SECTION 6.14    No Material Adverse Change. No Material Adverse Effect has occurred since the latest date of the Financial Statements delivered to the Lenders.
SECTION 6.15    Full Disclosure. None of the representations or warranties (other than as to estimates, projections, and pro forma Financial Statements) made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Loan Parties to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered. Any estimates, projections, and pro forma Financial Statements delivered to the Agent or the Lenders were prepared in good faith based on assumptions believed to be reasonable at the time.
SECTION 6.16    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with (a) the execution or delivery by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the borrowing and repayment of the Loans or the granting and maintenance of Liens in the Collateral, other than (i) those already obtained and (ii) the filing of UCC financing statements.
SECTION 6.17    OFAC. No Loan Party, no Subsidiary or, to the knowledge of any Loan Party or any Subsidiary thereof, or any director, officer, employee, agent, affiliate or representative thereof, is a Sanctioned Person. No Loan Party or Subsidiary is located, organized or resident in a Sanctioned Country. Each Loan Party and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions in all material respects. No Borrowing or use of proceeds by any Loan Party or any Subsidiary thereof or other transaction contemplated by this Agreement will knowingly result in a violation by any Loan Party or any Subsidiary thereof of applicable Sanctions at the time of such transactions.
SECTION 6.18    Anti-Corruption Laws. Each Loan Party and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws in all material respects. Each Loan Party, its Subsidiaries and, to the knowledge of such Loan Party or such Subsidiaries, its directors, officers, employees and agents, are in compliance with applicable Anti-Corruption Laws in all material respects. No Borrowing, use of proceeds by any Loan Party or any Subsidiary thereof, or other transaction contemplated by this Agreement will knowingly result in a violation by any Loan Party or any Subsidiary thereof of any Anti-Corruption Law applicable to such Loan Party or Subsidiary at the time of such transaction.
ARTICLE VII

AFFIRMATIVE AND NEGATIVE COVENANTS
The Borrower covenants to the Agent and each Lender that so long as any of the Obligations (other than contingent indemnity and expense reimbursement claims not then due) remain outstanding or this Agreement is in effect:
SECTION 7.1    Taxes and Other Obligations. Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, (a) file prior to delinquency all tax returns and other tax reports which it is required to file; and (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves or other provision required by accounting principles applicable to the Borrower for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing. Notwithstanding the foregoing, the failure of a Loan Party or any of its Subsidiaries to comply with the foregoing shall not constitute a breach of this Section 7.1 if (i) such amounts are not yet due and payable; or (ii) (A) such Loan Party is contesting such taxes, fees, assessments, or governmental charges in good faith by appropriate proceedings diligently pursued, (B) such Loan Party has established proper reserves as required under GAAP, and (C) the nonpayment of such amounts does not result in the imposition of a Lien (other than a Permitted Lien).
SECTION 7.2    Legal Existence and Good Standing. Except as permitted by Section 7.5, the Borrower shall, and shall cause each Loan Party to, maintain its legal existence and its qualification and, where applicable, good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect. The foregoing shall not restrict any merger, consolidation, wind-up, liquidation or dissolution permitted by Section 7.5.
SECTION 7.3    Compliance with Law and Agreements; Maintenance of Licenses; Amendments to Charter Documents. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including all Environmental Laws), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Loan Party to, maintain in effect and enforce policies and procedures designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower shall not violate, and shall ensure that no other Loan Party violates, the provisions of any Material Agreement, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party shall modify, amend, or alter its certificate or articles of incorporation, or its limited liability company operating agreement or limited partnership agreement, as applicable, other than in a manner which does not materially and adversely affect the rights of the Lenders or the Agent.
SECTION 7.4    Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, insurance for such entities as was in effect as of the Closing Date, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.5    Mergers; Consolidations; or Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or transfer, sell, or otherwise dispose of all or substantially all of its property, except:
(i)    Distributions permitted by Section 7.6; and
(ii)    the merger, consolidation or transfer of assets of a Subsidiary into (i) the Borrower (provided that the Borrower is the survivor), or (ii) another Subsidiary (provided that if such transaction involves a Loan Party, such Loan Party shall be the survivor).
SECTION 7.6    Distributions. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions of the proceeds of Loans consistent with Section 6.13, (ii) each Subsidiary may make Distributions to the Borrower and any Subsidiaries of the Borrower and (iii) to the extent immediately before and after giving effect to such Distribution no Default or Event of Default shall have occurred and be continuing in respect of Section 7.14.
SECTION 7.7    Transactions Affecting Collateral or Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction which would be reasonably expected to have a Material Adverse Effect. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction as a result of which any of the Foreign Subsidiaries of Westlake, as of the Closing Date, are owned, directly or indirectly, by any entity other than the Loan Parties, in each case subject to Section 7.5.
SECTION 7.8    Debt. The Borrower shall not, and shall not permit any Subsidiary to incur or maintain any Debt, other than:

(a)    the Obligations;
(b)    Debt existing on the Closing Date and described on Schedule 7.8;
(c)    Guaranties existing on the Closing Date and otherwise in the ordinary course of business;
(d)    Debt incurred by any Subsidiary in the ordinary course of business (as conducted as of the date hereof);
(e)    Debt incurred by any Subsidiary owed to any other Subsidiary or the Borrower; and
(f)    Debt, other than those in clauses (a) through (e) above, whether unsecured or secured by Liens on assets not constituting Collateral, in the aggregate principal amount outstanding at any time not to exceed 15% of Tangible Assets (measured as of the date of the most recent Financial Statements delivered hereunder prior to such incurrence); provided that immediately before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing in respect of Section 7.14.
SECTION 7.9    Payment / Prepayment of Debt. The Borrower shall not, and shall not permit any Loan Party to, voluntarily prepay any principal of, or interest on, any other Debt except (i) the Obligations in accordance with the terms of this Agreement, (ii) Indebtedness owed to any Loan Party, (iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted by Section 7.8 and (iv) any payment to the extent immediately before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing in respect of Section 7.14.
SECTION 7.10    Transactions with Affiliates. Except as set forth below, the Borrower shall not, and shall not permit any Subsidiary to, shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate other than (a) as permitted by Section 7.5, (b) transactions between the Loan Parties and/or the Subsidiaries on terms of the kind customarily employed to allocate charges among members of a consolidated group of entities, in each such case, that are fair and reasonable to the Loan Parties and/or the Subsidiaries and consistent with past practices of the Loan Parties and/or the Subsidiaries, and (c) (i) transactions with respect to tax sharing agreements that became effective prior to the date hereof, and (ii) transactions with respect to tax sharing agreements that became effective on or after the date hereof so long as (x) the Loan Parties do not pay more taxes in the aggregate pursuant to such tax sharing agreement described in this clause (ii) than the Loan Parties in the aggregate would be required to pay if each Loan Party filed a separate tax return, or (y) the tax sharing agreement described in this clause (ii) replaces a prior tax sharing agreement and the Loan Parties do not pay more taxes in the aggregate pursuant to the tax sharing agreement than the Loan Parties would have paid in the aggregate under such prior tax sharing agreement. Notwithstanding the foregoing, while no Event of Default has occurred and is continuing and so long as otherwise permitted in this Agreement, the Loan Parties and their Subsidiaries may engage in transactions with Affiliates in amounts and on terms no less favorable to the Loan Parties and their Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; provided that the foregoing restrictions shall not apply to:
(i)    any Distribution or transaction permitted by Sections 7.5 or 7.6;
(ii)    any transactions between or among any Loan Parties;
(iii)    payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower;
(iv)    transactions between the Borrower or any of its Subsidiaries and any other Person, a director of which is also on the Board of Directors of Westlake or any direct or indirect parent company of Westlake, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Borrower or any of its Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of Westlake or any direct or indirect parent company of Westlake, as the case may be, on any transaction with such other Person; and
(v)    transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such merger or consolidation and is not otherwise prohibited by this Agreement);
provided that the transactions described in clauses (ii) and (vii) above shall be on terms no less favorable to the Loan Parties and their Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate.
SECTION 7.11    Business Conducted. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, permit or suffer to exist any material change in the type of businesses in which it is engaged from the businesses of the Loan Parties and their Subsidiaries as conducted on the Closing Date and in similar or related businesses that are reasonable extensions or additions to the Loan Parties’ and their Subsidiaries’ business on the Closing Date.
SECTION 7.12    Liens. The Borrower shall not, and shall not permit any of other Loan Party to, create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.
SECTION 7.13    Fiscal Year. The Borrower shall not, and shall not permit any Loan Party to, change its Fiscal Year or make any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.
SECTION 7.14    Financial Covenant. The Borrower and its Subsidiaries shall at all times maintain unencumbered cash and cash equivalents in a Dollar Equivalent of not less than $150,000,000, of which (a) for the period from the date hereof until the date 30 days after the Closing Date, not less than $50,000,000 and (b) thereafter, not less than $75,000,000 shall be maintained in accounts at Bank of America in accordance with existing cash management agreements; provided that to the extent any such cash or cash equivalents are denominated in a currency other than Dollars, the Dollar Equivalent of such non-Dollar cash or cash equivalents shall be deemed to be reduced by 5%. As used in this Section, “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such other currency; and “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Agent as the spot rate for the purchase by the Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Agent does not have as of the date of determination a spot buying rate for any such currency.
SECTION 7.15    Use of Proceeds. The Borrower shall not, and shall not permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case, in violation of Regulation U of the Federal Reserve Board. The Borrower shall not request any Borrowing, or use or permit any use of the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws applicable to such Borrower or Subsidiary, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with, to its knowledge, any Sanctioned Person, or in any Sanctioned Country, unless such activities, business or transactions are specifically permitted by the applicable Governmental Authority, or (iii) in any manner that would result in the violation by any Loan Party or any Subsidiary thereof of any Sanctions applicable to such Loan Party or such Subsidiary.
SECTION 7.16    Collateral. To secure the full and complete payment and performance of the Obligations, the Borrower shall, and shall cause the other Loan Parties to, enter into Collateral Documents pursuant to which, among other things, each such entity shall, to the extent permitted by applicable law and required under the Collateral Documents, grant, pledge, assign, and create first priority Liens constituting the Agent’s Liens in and to all Collateral owned by such entity subject to those Liens identified in clauses (a) through (d) of the definition of Permitted Liens.
SECTION 7.17    Further Assurances. The Borrower shall, and shall cause the other Loan Parties to, execute and deliver, or cause to be executed and delivered, to the Agent and/or any Lender such documents and agreements, and shall take or cause to be taken such actions, as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

SECTION 7.18    Burdensome Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Distributions to the Borrower or to otherwise transfer property to or invest in the Borrower, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guaranty the Obligations of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 7.8 solely to the extent any such negative pledge relates to the property financed by or the subject of such Debt; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
ARTICLE VIII

CONDITIONS OF LENDING
SECTION 8.1    Conditions Precedent to Making of Loans on the Closing Date. The obligation of the Lenders to make the Loans on the Closing Date are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:
(a)    This Agreement and the other Loan Documents shall have been executed by each party thereto and each Loan Party, as applicable, shall have performed and complied with all covenants, agreements, and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Loan Parties before or on such Closing Date.
(b)    All representations and warranties made hereunder and in the other Loan Documents shall be true and correct in all material respects as if made on such date.
(c)    No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made on the Closing Date.
(d)    The Agent and the Lenders shall have received such opinions of counsel for the Loan Parties as the Agent or any Lender shall request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agent, the Lenders, and their respective counsel.
(e)    The Agent shall have received financing statements or amendments in proper form for filing, under the UCC in all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Agent’s Liens.
(f)    The Borrower shall have paid all fees, including the amounts owing as of the Closing Date under the Engagement Letter, and expenses of the Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.
(g)    All proceedings taken in connection with the execution of this Agreement, the Notes, all other Loan Documents, and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent and the Lenders.
(h)    Since December 31, 2015, no event has occurred and is continuing, or would result from such extension of credit, which has had or would (after giving effect thereto) reasonably be expected to have a Material Adverse Effect.
(i)    The Agent shall have received, each in form and substance satisfactory to the Agent, the Financial Statements.
(j)    Evidence satisfactory to the Lenders that no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those already obtained and (ii) the filing of UCC financing statements.

(k)    Without limiting the generality of the items described above, each Loan Party shall have delivered or caused to be delivered to the Agent (in form and substance reasonably satisfactory to the Agent), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions, and other items set forth on the “Closing Checklist” delivered by the Agent to the Borrower prior to the Closing Date.
The acceptance by the Borrower of any Loans made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions precedent to the making of such Loans have been satisfied or waived, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer on behalf of the Borrower, dated the Closing Date, to such effect.
Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender, unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection with respect to the foregoing clause (i), (ii), or (iii).
ARTICLE IX

DEFAULT; REMEDIES
SECTION 9.1    Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:
(a)    any failure or refusal by the Borrower to pay (i) any principal of the Obligations when the same becomes due (whether by its terms, by acceleration, or as otherwise provided in the Loan Documents); (ii) interest or fees within five Business Days after the same becomes due and payable in accordance with the Loan Documents, whether upon demand or otherwise or (iii) any other amount within five Business Days after notice from the Agent to the Borrower;
(b)    any representation or warranty made or deemed made by any Loan Party in this Agreement or in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Loan Party at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;
(c)    (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 7.2 (as to existence only), 7.5 through 7.18, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.3 and such default shall continue for five (5) days or more, provided that there are not more than, in the aggregate, three (3) occurrences of any such default in any twelve (12) month period; or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements (not specified in Sections 9.1(a), (b), (c)(i), or (c)(ii)) contained in any other Section of this Agreement or any other Loan Document and such default shall continue for thirty (30) days or more or (iv) any default shall occur under Section 5.2 and such default shall continue for 5 Business Days or more;
(d)    any “default” or “event of default” shall occur with respect to any Debt (other than the Obligations) of any Loan Party in an outstanding principal amount which exceeds $20,000,000 (in the aggregate), or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Loan Party, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid prior to the stated maturity or redemption date thereof; provided that this clause (d) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt;
(e)    (i) any Loan Party shall (A) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement, or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action, or proceeding; (B) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (C) make an assignment for the benefit of creditors; or (D) be unable generally to pay its debts as they become due;;
(f)    an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Loan Party or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof; or an order of relief shall be entered with respect thereto;
(g)    a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Loan Party or for all or any part of their respective property shall be appointed or a warrant of attachment, execution, or similar process shall be issued against any part of the property of the Borrower and such appointment, warrant, execution or other similar process shall continue for (60) days thereafter;
(h)    any Loan Party shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof except as permitted under Sections 7.2 or 7.5;
(i)    all or any material part of the property of any Loan Party shall be nationalized, expropriated, or condemned, seized, or otherwise appropriated, or custody or control of such property or of such Loan Party shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;
(j)    any Loan Document shall be terminated, revoked, or declared void, invalid, or unenforceable or challenged by any Loan Party or any other obligor;
(k)    one or more final judgments, orders, decrees, or arbitration awards is entered against the Loan Parties involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $20,000,000 or more, and either (i) enforcement proceedings are commenced upon such judgment, order, decree, or award, or (iii) there is a period of 30 consecutive days during which the same shall remain undischarged, unsatisfied or a stay of enforcement of such judgment, order, decree, or award, by reason of pending appeal or otherwise, is not in effect;
(l)    for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected, and prior to all other Liens (other than Permitted Liens) or is terminated, revoked, or declared void;
(m)    (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the PBGC in an aggregate amount in excess of $15,000,000; or (ii) any Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $15,000,000; or
(n)    there occurs a Change of Control.
SECTION 9.2    Remedies.
(a)    If an Event of Default has occurred and is continuing, the Agent shall, at the direction of the Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, with notice to the Borrower: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g), or 9.1(h), in each case, solely in respect of the Borrower, the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; and (C) pursue its other rights and remedies under the Loan Documents and applicable law.
(b)    If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC; and (ii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Loan Parties agree that any notice by the Agent of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to the Borrower’s address specified in or pursuant to Section 13.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to any Loan Party. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Loan Parties irrevocably waive to the extent permitted under applicable Law: (A) the posting of any bond, surety, or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Loan Parties agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Agent will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.
ARTICLE X

TERM AND TERMINATION
SECTION 10.1    Term and Termination. The term of this Agreement shall end on the Stated Maturity Date unless sooner terminated in accordance with the terms hereof. The Agent upon direction from the Required Lenders may terminate this Agreement with notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal and accrued but unpaid interest, but excluding indemnity obligations that survive the termination of this Agreement and are not due and payable at such termination) shall become immediately due and payable, and the Borrower shall immediately make Full Payment of all such Obligations. Notwithstanding the termination of this Agreement, until the Agent has received Full Payment of all Obligations (including all unpaid principal and accrued but unpaid interest, but excluding indemnity obligations that survive the termination of this Agreement and are not due and payable at such termination), the Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).
ARTICLE XI

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
SECTION 11.1    Amendments and Waivers.
(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders); and the Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by each Lender (including consent of a Defaulting Lender with respect to clauses (i), (ii), and (iii) below) directly and adversely affected thereby and the Borrower and acknowledged by the Agent, do any of the following:

(i)    increase or extend the Commitment of any Lender;
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees (other than fees payable solely to the Agent), or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
(iii)    reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
(iv)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;
(v)    amend this Section, Section 12.11(b) or any provision of this Agreement providing for consent or other action by all Lenders; provided that consent of each Defaulting Lender shall be required to amend clause (i), (ii), or (iii) above;
(vi)    release all or substantially all of the Collateral other than as permitted by Section 12.10;
(vii)    change the definition of “Required Lenders”;
(viii)    change the order of application of payments provisions in Section 3.5; or
(ix)    increase the Facility;
provided, however, that (A) no amendment, waiver, or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (B) no amendment shall increase the Commitment of any Lender unless consented to by such Lender (including a Defaulting Lender); and (C) Schedule 1.2 hereto (Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith.
(b)    If any fees are paid to the Lenders as consideration for amendments, waivers, or consents with respect to this Agreement, at the Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.
(c)    If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, at the Borrower’s request, the Agent or an Eligible Assignee shall have the right (but not the obligation) with the Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance, without premium or discount. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Lender fails to execute same within twenty (20) days of such request of assignment. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
SECTION 11.2    Assignments; Participations.
(a)    Any Lender may, with the written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, assign and delegate to one or more Eligible Assignees (provided that (i) no consent of the Agent or the Borrower shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender, another Lender or an Approved Fund, (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; and (iii) no consent of the Borrower shall be required if an Event of Default has occurred and is continuing at the time of such assignment) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitment, and the other rights and obligations of such Lender hereunder, in a minimum amount of $10,000,000, or, if less, all of such Lender’s Commitment (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Commitment, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $10,000,000); provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit F or otherwise satisfactory to the Agent (“Assignment and Acceptance”) together with any note or notes, if any, subject to such assignment, and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500. The Borrower agrees to promptly execute and deliver new promissory notes and replacement promissory notes if requested by an Assignee or assignor Lender to evidence assignments of the Loans and Commitments in accordance herewith.
(b)    From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance (and consent of the Agent thereto, if required) and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents (except for such rights and obligations not available to such assignee by express terms of this Agreement), and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Loan Party to the Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently (without reliance upon the Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time), continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged; (ii) the Originating Lender shall remain solely responsible for the performance of such obligations; (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except the matters set forth in Section 11.1(a)(i), (ii), and (iii), and all amounts payable by the Loan Parties hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
(f)    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, or any other central bank having jurisdiction over such Lender, and such Federal Reserve Bank or other central bank having jurisdiction over such Lender may enforce such pledge or security interest in any manner permitted under applicable law.
(g)    No assignment or participation may be made to the Borrower, Affiliate of the Borrower, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to the Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as the Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata Share of all Loans. If an assignment by a Defaulting Lender shall become effective under applicable Requirement of Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
(h)    Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.
ARTICLE XII

THE AGENT
SECTION 12.1    Appointment and Authorization. Each Lender hereby designates and appoints Bank of America as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.
SECTION 12.2    Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
SECTION 12.3    Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b)

be responsible in any manner to any of the Lenders for any recital, statement, representation, or warranty made by the Borrower, any Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of the Borrower or any Affiliates of the Borrower.
SECTION 12.4    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, statement or other document, or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
SECTION 12.5    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
SECTION 12.6    Credit Decision. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently (without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate), made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower and its Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently (without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time), continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of the Borrower which may come into the possession of any of the Agent Related Persons.
SECTION 12.7    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 13.11; provided, however, that no Lender shall be liable for the payment to the Agent Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out of pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 12.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.
SECTION 12.8    Agent in Individual Capacity. The Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrower and its Affiliates as though the Agent were not the Agent hereunder and without notice to or consent of the Lenders. The Agent or its Affiliates may receive information regarding the Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or its Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.
SECTION 12.9    Successor Agent. The Agent may resign as Agent upon at least thirty (30) days prior notice to the Lenders and the Borrower, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. In the event Bank of America sells all of its Commitment and Loans as part of a sale, transfer or other disposition by Bank of America of substantially all of its loan portfolio, Bank of America shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder. Subject to the foregoing, if the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders or, if no Lender accepts such role, the Agent may appoint Required Lenders as successor Agent. Upon the acceptance of its appointment as successor agent hereunder, or upon appointment of Required Lenders as successor Agent, (a) such successor agent shall succeed to all the rights, powers, and duties of the retiring Agent, (b) the term “Agent” shall mean such successor agent, (c) the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The Agent and successor agent shall execute all documents necessary to transfer any Agent’s Liens on any Collateral to the successor Agent.
SECTION 12.10    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral upon the termination of the Commitments and Full Payment of the Obligations (other than contingent indemnity and expense reimbursement claims not then due). Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.10.
(b)    Upon receipt by the Agent of any authorization required pursuant to Section 12.10(a) from the Lenders of the Agent’s authority to release the Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(c)    The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

SECTION 12.11    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Loan Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Loan Party to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Agent for application under Section 12.14(e) and it shall provide a written statement to the Agent describing the Obligation affected by such payment or reduction.
SECTION 12.12    Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral or control thereof to the Agent or in accordance with the Agent’s instructions.
SECTION 12.13    Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest on the Loans or otherwise. Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
SECTION 12.14    Settlement
(a)    Lenders' Failure to Perform. All Loans shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.
(b)    Defaulting Lenders. Unless the Agent receives notice from a Lender at least one (1) Business Day prior to the date of a Borrowing, that such Lender will not make available as and when required hereunder to the Agent that Lender’s Pro Rata Share of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date. Furthermore, the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and the Agent has transferred corresponding amount to the Borrower on the Business Day following such Funding Date, that Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day. A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Lender’s Loan for all purposes of this Agreement. If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Loans comprising that particular Borrowing. The failure of any Lender to make any Loan on any Funding Date shall not relieve any other Lender of its obligation hereunder to make a Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.
(c)    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in the Loans, the Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 11.1.
(d)    Payments. The Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Agent such amounts until all Obligations owing to the Agent and non-Defaulting Lenders have been paid in full. The Agent may apply such amounts to the Defaulting Lender’s defaulted obligations or readvance the amounts to the Borrower hereunder.
(e)    Cure. The Borrower and the Agent may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans and other exposures hereunder shall be reallocated among the Lenders and settled by the Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Borrower and the Agent, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
SECTION 12.15    Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Agent and the Lenders, and to amend the Schedules to the Loan Documents without a separate amendment to this Agreement or the other Loan Documents signed by the requisite Lenders if the underlying transactions necessitating such amendments of the Schedules are permitted under this Agreement or the other Loan Documents. Each Lender agrees that any action taken by the Agent or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Loans and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.
SECTION 12.16    Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.1    No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among the Borrower and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Borrower of any provision of this Agreement. The Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.
SECTION 13.2    Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
SECTION 13.3    Governing Law; Choice of Forum; Service of Process.
(a)    This Agreement and the US Security Agreement have been entered into pursuant to Section 5-1401 of the New York General Obligations Law and the substantive laws of the State of New York (except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents), and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and the US Security Agreement.
(b)    Each party hereto, in each case for itself, its successors and assigns, hereby (A) irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court, and each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and agrees and consents that service of process may be made upon it in any legal proceeding arising out of or in connection with the Loan Documents and the Obligations by service of process as provided by New York law, (B) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any litigation arising out of or in connection with the Loan Documents and the Obligations brought in any such court, (C) irrevocably waives to the fullest extent permitted by law any claims that any litigation brought in any such court has been brought in an inconvenient forum, (D) agrees to designate and maintain an agent for service of process in New York in connection with any such litigation and to deliver to the Agent evidence thereof, if requested, and (E) irrevocably agrees to the fullest extent permitted by law that any legal proceeding against any party hereto arising out of or in connection with the Loan Documents or the Obligations shall be brought in one of the aforementioned courts. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Loan Parties and each other party to the Loan Documents acknowledge that this waiver is a material inducement to the agreement of each party hereto to enter into a business relationship, that each has already relied on this waiver in entering into the Loan Documents, and each will continue to rely on each of such waivers in related future dealings. The Loan Parties and each other party to the Loan Documents warrant and represent that they have reviewed these waivers with their legal counsel, and that they knowingly and voluntarily agree to each such waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 13.3 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, AND REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. Notwithstanding the foregoing: (1) the Agent and the Lenders shall have the right to bring any action or proceeding against any Loan Party or their property in the courts of any other jurisdiction the Agent or the Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations and (2) each of the parties hereto acknowledges that any appeals from the courts described in the immediately preceding sentence may have to be heard by a court located outside those jurisdictions. Notwithstanding the foregoing, nothing contained in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to the Collateral Documents against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(c)    THE BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER

AT ITS ADDRESS SET FORTH IN SECTION 13.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF (I) TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED WITH A NATIONALLY-RECOGNIZED OVERNIGHT COURIER OR (II) WHEN ACTUALLY DELIVERED TO SUCH PERSON. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.
SECTION 13.4    WAIVER OF JURY TRIAL. THE BORROWER AND EACH OTHER LOAN PARTY, THE LENDERS, AND THE AGENT EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY SUCH PARTIES AGAINST ANY OTHER SUCH PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT, OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS, AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
SECTION 13.5    Survival of Representations and Warranties. All of the Borrower’s representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.
SECTION 13.6    Limited Recourse. The Agent and the Lenders hereby acknowledge and agree that the Obligations of the Loan Parties under the Loan Documents shall be satisfied from only the Collateral and the other assets of the Loan Parties. The Agent and the Lenders shall have no recourse to the assets of any partner of the Borrower for any of the Obligations (other than the assets held by such partners in their capacity as partners of the Borrower).
SECTION 13.7    Fees and Expenses. The Borrower agrees to pay to the Agent, for its benefit, on demand, all reasonable costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs and costs and expenses of auditors, accountants, consultants or appraisers hired by the Agent; (b) costs and expenses (including, without duplication, attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien searches; (d) taxes, fees, and other charges for filing financing statements, amendments, and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of the Agreement); (e) sums paid or incurred to pay any amount or take any action reasonably required of the Borrower under the Loan Documents that Borrower fails to pay or take; and (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Loan Parties’ operations by the Agent. In addition, the Borrower agrees to pay costs and expenses incurred by the Agent and the Lenders (including Attorneys’ Costs and attorneys’ fees of each Lender) to the Agent and the Lenders, as applicable, for their respective benefit, on demand, and all reasonable fees, expenses and disbursements incurred by the Agent and the Lenders for any law firm retained by the Agent or any Lender, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. Except as provided in clause (d) above, this Section 13.7 shall not apply to Taxes, which shall be covered solely by Sections 4.1 and 4.3.
SECTION 13.8    Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) on the earlier of (i) two (2) days after the same shall have been so deposited with a nationally-recognized overnight courier or (ii) when actually delivered to such person, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:
If to the Agent:

Bank of America, N.A.
One Bryant Park, 18th Floor
New York, NY 10036
Attention: Lindsay Kim
Email: lindsay.kim@baml.com
Telephone: +1 (646) 855-2760
Facsimile No.: +1 (212) 548-8525

If to the Borrower:

Westlake International Holdings II C.V.
c/o Westlake Chemical Corporation
2801 Post Oak Boulevard
Houston, TX 77056
Attention: Treasurer
Facsimile No.: 713.960.9420
with copies to:

Westlake Chemical Corporation
2801 Post Oak Boulevard
Houston, TX 77056
Attention: General Counsel
Facsimile No.: 713.926.6239
or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. All notices and requests given to any Lender shall be given to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire, or such other address as such Lender may notify the Agent in writing.
Borrower Materials shall be delivered pursuant to procedures approved by the Agent, including electronic delivery (if possible) upon request by the Agent to an electronic system maintained by the Agent (“Platform”). The Borrower shall notify the Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by the Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to the Lenders on the Platform, and the Loan Parties and Lenders acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” The Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. The Lenders acknowledge that Borrower Materials may include material non-public information of the Loan Parties and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Loan Party’s securities. No Agent-Related Person shall have any liability to Borrower, the Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.

SECTION 13.9    Waiver of Notices. Unless otherwise expressly provided herein, the Borrower waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations, and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower which the Agent or any Lender may elect to give shall entitle the Borrower to any or further notice or demand in the same, similar, or other circumstances.
SECTION 13.10    Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrower without prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.
SECTION 13.11    Indemnity of the Agent and the Lenders by the Borrower.
(a)    The Borrower and each other Loan Party agrees to defend, indemnify, and hold the Agent-Related Persons, each Lender and each of their respective Affiliates, officers, directors, employees, counsel, representatives, agents, trustees, and attorneys in fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation, or replacement of the Agent or replacement of any Lender) be imposed on, incurred by, or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation, or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Person is a party thereto and including any costs (including any taxes) borne by the Agent or any Lender if the Facility is recast as equity for U.S. federal income tax purposes and settlement costs (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON; provided, that neither the Borrower nor any Loan Party shall have any obligation hereunder to any Indemnified Person with respect to any Indemnified Liabilities to the extent resulting from, arising out of or in connection with, (i) the material breach, gross negligence or willful misconduct of such Indemnified Person determined in a final non-appealable judgment by a court of competent jurisdiction or (ii) any proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries that is brought by an Indemnified Person against any other Indemnified Person (other than claims against an Indemnified Person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement). The agreements in this Section shall survive payment of all other Obligations. This Section 13.11(a) shall not apply to Taxes, which shall be covered solely by Sections 4.1, 4.3 and 13.7(d).
(b)    The Borrower and each other Loan Party agrees to indemnify, defend, and hold harmless the Agent and the Lenders from any Environmental Liability, arising directly or indirectly, in whole or in part, out of any breach of this Agreement, including without limitation, any breach of Section 6.9 by any Loan Party. This indemnity will apply whether the Hazardous Material is on, under, or about any Real Estate or operations or property leased to, or formerly owned or operated by, any Loan Party or any of their Subsidiaries. The indemnity includes, but is not limited to, Attorneys Costs. The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries, and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of all other Obligations. This indemnity is intended to allocate responsibility between the Loan Parties and the Agent and the Lenders as contemplated by Section 107(e)(1) of CERCLA and any successor federal statute, rule, or regulations or comparable state statute, rule, or regulations.
SECTION 13.12    Limitation of Liability. NO CLAIM MAY BE MADE BY ANY LOAN PARTY, ANY LENDER, OR OTHER PERSON AGAINST ANY LOAN PARTY, THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS, OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER AND EACH OTHER LOAN PARTY AND EACH LENDER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES,

WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR. Notwithstanding the foregoing, nothing in this Section 13.12 shall impair, limit or restrict any indemnification obligations of any Loan Party or any Lender under any Loan Document. No Indemnified Person referred to in Section 13.11(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
SECTION 13.13    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, the Borrower acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Borrower and such Person; (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, the Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and have no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
SECTION 13.14    Final Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of each of the Agent and the requisite Lenders.
SECTION 13.15    Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
SECTION 13.16    Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.
SECTION 13.17    Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default has occurred and is continuing or the Loans have been accelerated, the Agent, each Lender and any of their respective Affiliates are authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Agent, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all Obligations (for the benefit of all Lenders as provided herein), now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set off and application. If any Lender shall obtain any payment or prepayment with respect to the Obligation as a result of exercising its right under this Section 13.16 which is in excess of its share of any such payment in accordance with the relevant rights of the Lenders under the Loan Documents, then such Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment with each other Lender in accordance with the relevant rights under the Loan Documents. If all or any portion of such excess payment is subsequently recovered from such purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of such recovery. Each Loan Party agrees that any Lender purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of such Loan Party in the amount of such participation.

SECTION 13.18    Confidentiality.
(a)    The Borrower hereby consents that the Agent and each Lender may issue and disseminate to the public general non-confidential information describing the credit accommodation entered into pursuant to this Agreement, including the names and addresses of the Borrower and a general description of the business of the Borrower and may use the Borrower’s name in advertising and other promotional material.
(b)    The Agent and each Lender severally agrees to take customary and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to the Agent or such Lender by or on behalf of the Borrower, under this Agreement, or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, (ii) was or becomes available on a nonconfidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Agent or such Lender, (iii) was in possession of a Lender prior to disclosure made by the Borrower, or (iv) is independently developed by any Lender without the use or knowledge of any Confidential Information; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, agents, attorneys, service providers, other professional advisors, rating agencies, insurers, insurance brokers, and providers of credit risk protection, provided that such Persons have been informed that such information is required to be kept confidential to the extent required by this Section 13.18; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party with the Agent or such Lender, and (9) to its Affiliates; provided that such Persons have been informed that such information is required to be kept confidential to the extent required by this Section 13.18. Notwithstanding anything herein to the contrary, the information subject to this Section 13.18(b) shall not include, and the Agent, each Lender, and each employee, representative, or other agent of the Agent or any Lender may disclose to any and all persons without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure.
SECTION 13.19    Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.
SECTION 13.20    Patriot Act Notice. The Agent and Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, the Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Agent and the Lenders to identify it in accordance with the Patriot Act. The Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Borrower’s management and owners, such as legal name, address, social security number and date of birth.
SECTION 13.21    Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption, or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 13.22    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 13.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:
WESTLAKE INTERNATIONAL HOLDINGS II C.V., ACTING THROUGH WESTLAKE OLEFINS CORPORATION, ITS GENERAL PARTNER

By:	/s/ Albert Chao
Name: Albert Chao
Title: President and Secretary

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as the Agent

By:	/s/ Lindsay Kim Name: Lindsay Kim Title: Vice President
BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Lindsay Kim Name: Lindsay Kim Title: Vice President

Signature Page to Credit Agreement

ANNEX A
to
Credit Agreement
Definitions
Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:
“Acquisition” means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by any Person of all or substantially all of the assets of a Person or of any business or division of a Person; (b) the acquisition by any Person of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person; or (c) a merger, consolidation, amalgamation, or other combination by any Person with another Person if the Borrower or a Subsidiary is the surviving entity, provided that, (i) in any merger involving any Loan Party, a Loan Party must be the surviving entity; and (ii) for purpose of this Agreement, any Acquisition among Loan Parties is not an “Acquisition.”
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, five percent (5%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower or any of their Subsidiaries.
“Agent” means Bank of America, solely in its capacity as agent for the Lenders, and any successor agent.
“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders and the Agent pursuant to this Agreement and the other Loan Documents.
“Agent Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, trustees, agents and attorneys-in-fact of the Agent and such Affiliates.
“Agreement” means the Credit Agreement dated as of August 10, 2016, by and among the Borrower, the Agent, and the other Lenders, as from time to time amended, modified or restated.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means,
(a)    with respect to Base Rate Loans, 1.00 % per annum and, as set forth in the pricing grid below; and
(b)    with respect to LIBOR Rate Loans, 2.00% per annum.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee” has the meaning specified in Section 11.2(a).
“Assignment and Acceptance” has the meaning specified in Section 11.2(a).
“Attorney Costs” means and includes all reasonable fees, expenses, and disbursements of any law firm or other counsel engaged by the Agent, and the reasonably allocated costs and expenses of internal legal services of the Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Annex A - 1

“Bank of America” means Bank of America, N.A., a national banking association, or any successor entity thereto.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
“Base Rate” means, for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%.
“Base Rate Loan” means, a Loan during any period in which it bears interest based on the Base Rate.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Materials” has the meaning specified in the last paragraph of Section 5.2.
“Borrowing” means a borrowing hereunder consisting of Loans made on the same day by the Lenders to the Borrower.
“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Houston, Texas, New York, New York, or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.
“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.
“Capital Lease” means any lease of property by a Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
“Change of Control” means the Borrower shall cease to be a direct or indirect wholly-owned Subsidiary of Westlake.
“Closing Date” means the date of this Agreement.
“Closing Fee” has the meaning specified in Section 2.4.
“Code” means the Internal Revenue Code of 1986.

Annex A - 2

“Collateral” means, subject to the terms of the Security Agreements, (a)(i) the “Collateral” as defined in the US Security Agreement, and (ii) the “Collateral” as defined in the Dutch Security Agreement; and (b) all other assets of any Person from time to time subject to the Agent’s Liens securing payment or performance of the Obligations.
“Collateral Documents” means all Security Agreements, pledge agreements, financing statements and assignments of partnership interests at any time delivered to the Agent to create or evidence Liens securing the Obligations, together with all reaffirmations, amendments, and modifications thereof or supplements thereto.
“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule 1.2 attached to the Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “Commitments” means, collectively, the aggregate amount of the commitments of all of the Lenders.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Rate Loan.
“CRR” means Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Debt” means, without duplication, all liabilities, obligations, and indebtedness of the Borrower or any Subsidiary to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money, the deferred purchase price of property, or preferred stock or other equity interests that have characteristics of Debt such as, dividend requirements (whether cash or paid in kind) or, in the case of Disqualified Stock, mandatory redemption requirements, excluding trade payables, but including (a) all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on property of the Borrower or any Subsidiary, even though the Borrower or any Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower or any Subsidiary, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of Westlake prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties of another Person of borrowed money; and (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.
“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.
“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.
“Defaulting Lender” means any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days, unless such Lender notifies the Agent and Westlake in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied; (c) has failed, within three Business Days following request by the Agent or the Borrower, to confirm in a manner satisfactory to the Agent and Borrower that such Lender will comply with its funding obligations hereunder, provided that such Lender shall cease

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to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Westlake; or (d) has, or has a direct or indirect parent company that has (i) become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or (ii) become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
“Designated Account” has the meaning specified in Section 1.2(c).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Westlake to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Westlake may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.10. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Distribution” means, in respect of any corporation, limited partnership, or limited liability company: (a) the payment or making of any dividend or other distribution of property in respect of capital stock, partnership interest, or membership interest, as applicable (or any options or warrants for, or other rights with respect to, such stock, partnership interest, or membership interest, as applicable) of such corporation, limited partnership, or limited liability company, other than distributions in capital stock, partnership interest, or membership interest, as applicable (or any options or warrants for such stock, partnership interest, or membership interest, as applicable) of the same class; or (b) the redemption or other acquisition by such corporation, limited partnership, or limited liability company of any capital stock, partnership interest, or membership interest, as applicable (or any options or warrants for such stock, partnership interest, or membership interest, as applicable) of such corporation, limited partnership, or limited liability company.
“Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.
“Dutch Security Agreement” means the security agreement executed by the Loan Parties, the Agent and Westlake International Holdings C.V., pursuant to which the Loan Parties pledge their respective rights under the agreement that governs Westlake International Holdings C.V. to the Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a commercial bank, commercial finance company, or other asset based lender, having total assets in excess of $1,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; (d) an Approved Fund; and (e) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Agent.

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“Engagement Letter” means that certain letter agreement relating to certain fees and structuring services dated as of August 5, 2016, between Westlake and Bank of America.
“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.
“Environmental Liability” means any obligation, liability (including, without limitation, any strict liability), loss, fine, penalty, charge, Lien, damage, cost, reasonable attorneys’ and expert fees, or any other expense arising under, or resulting from a violation of any Environmental Law, the presence, Release, or threatened Release of any Hazardous Materials, or actual or threatened damages to natural resources.
“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release.
“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, (f) the imposition of any liability to PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, or (g) a Pension Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.
“Excluded Tax” means (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment requested by Westlake under Section 4.10) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 4.2; and (d) withholding Taxes imposed pursuant to FATCA.

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“FATCA” means Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such published intergovernmental agreement.
“Federal Funds Rate” means, for any day, (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to the Agent on the applicable day on such transactions, as determined by the Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.
“Fiscal Year” means the Loan Parties’ fiscal year for financial accounting purposes. The current Fiscal Year of the Loan Parties will end on December 31, 2016.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” of any Person means a Subsidiary of such Person that is organized or incorporated under the laws of a jurisdiction other than a jurisdiction of the United States.
“Full Payment” means (a) with respect to any Obligations, the full cash payment thereof, including any interest, fees and other charges accruing during any insolvency proceeding under the Bankruptcy Code, or under any other bankruptcy or insolvency law (whether or not allowed in the proceeding) (in each case, other than contingent indemnity and expense reimbursement claims); and (b) the expiration or termination of all Commitments.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Date” means the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.
“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

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“Hazardous Materials” means any material that poses a threat to, or is regulated to protect, human health, safety, public welfare or the environment, including without limitation, “hazardous substance,” “pollutant or contaminant,” “petroleum” and “natural gas liquids,” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, polychlorinated biphenyls, lead, asbestos, urea formaldehyde, radioactive materials, putrescible materials, infectious materials, and toxic microorganisms (including mold).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Interest Period” means, as to any LIBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date three months thereafter, provided that:
(a)    if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Stated Maturity Date.
“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.
“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.
“Joint Venture” means any joint venture between any Loan Party or any JV Subsidiary and any other Person, if such joint venture is owned 50% or less by the Loan Parties or any JV Subsidiary.
“JV Subsidiary” means each Subsidiary of a Loan Party (a) that, at any time, directly holds a Capital Stock in any Joint Venture and (b) that has no other material assets.
“Lending Office” means the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to the Agent and the Borrower.
“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof.
“LIBOR Interest Payment Date” means, with respect to a LIBOR Rate Loan, the Maturity Date and the last day of each Interest Period applicable to such Loan.
“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	Offshore Base Rate
1.00 - Eurodollar Reserve Percentage
“LIBOR Rate Loan” means a Loan during any period in which it bears interest based on the LIBOR Rate.
“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation,

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exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance affecting property.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.
“Loan Parties” means the Borrower and Westlake International II LLC.
“Loans” has the meaning specified in Section 1.2.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, liabilities, business, operations, properties, or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole or the Collateral; (b) a material impairment of the ability of any Loan Party to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Agreement” means any agreement or arrangement to which a Loan Party is a party or is bound as of the date thereof (other than the Loan Documents), without duplication, that is deemed to be a material contract under any securities law applicable to such Loan Party, including the Securities Act of 1933.
“Maturity Date” means the earliest to occur of (a) the Stated Maturity Date, (b) the date the Facility is terminated either by the Borrower pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.
“Maximum Rate” has the same meaning specified in Section 2.3.
“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.
“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five (5) years contributed to by any Loan Party or any ERISA Affiliate.
“Note and Notes” have the same meaning specified in Section 1.2(a)(ii).
“Notice of Borrowing” has the meaning specified in Section 1.2(b).
“Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).
“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by any Loan Party to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees, and any other sums chargeable to any Loan Party hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation, the principal of, and interest on, all Loans.
“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.
“Offshore Base Rate” means for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or another commercially available source providing quotations of LIBOR as reasonably designated by the Agent) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably

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determined by the Agent and if the Offshore Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Other Connection Taxes” means Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.10).
“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to Westlake’s initial public offering of common stock, provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Borrower that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.
“Permitted Liens” means:
(a)    Liens for taxes or statutory Liens for taxes, assessments and other governmental charges, provided that (i) the payment of which is not yet due and payable, or (ii) the payment of such taxes or governmental charges which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on the applicable Loan Party’s books and records;
(b)    the Agent’s Liens;
(c)    Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Debt), or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt), or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(d)    Liens securing the claims or demands of materialmen, mechanics, carriers, rail carriers, warehousemen, landlords, and other like Persons arising in the ordinary course of business, provided that if any such Lien arises from the nonpayment of such claims or demands when due, such claims or demands do not exceed $2,500,000 in the aggregate and do not create Liens on the Collateral, unless any such claims or demands are being contested in good faith and by appropriate proceedings diligently pursued promptly after knowledge thereof and as to which adequate financial reserves have been established on the applicable Loan Party’s books and records;
(e)    Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances

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affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the applicable Loan Party’s business;
(f)    Liens arising from judgments and attachments in connection with court proceedings, provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;
(g)    the interest of a lessor or a licensor under an operating lease or license under which a Loan Party is lessee, sublessee or licensee, including protective financing statement filings;
(h)    Liens securing Debt existing on the Closing Date to the extent such Liens are described on Schedule 7.12;
(i)    Liens evidencing consignments of inventory;
(j)    Liens on property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with any Loan Party or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with any Loan Party or that becomes a Subsidiary;
(k)    So long as such transactions are otherwise permitted under this Agreement, (i) Liens upon or in property acquired (including acquisitions through merger or consolidation) or constructed or improved by any such Loan Party or any of its Subsidiaries including general tangibles, proceeds and improvements, accessories and upgrades thereto, and created contemporaneously with, or within twelve (12) months after, such acquisition or the completion of construction or improvement to secure or provide for the payment of all or a portion of the purchase price of such property or the cost of construction or improvement thereof (including any Indebtedness incurred to finance such acquisition, construction or improvement), as the case may be, (ii) Liens on property (including any unimproved portion of partially improved property) of such Loan Party or any of its Subsidiaries created within twelve (12) months of completion of construction of a new plan or plans on such property to secure all or part of the cost of such construction (including any Indebtedness incurred to finance such construction) if, in the opinion of such Loan Party or such Subsidiary, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by such Loan Party or such Subsidiary; and (iii) in the case of Capital Leases, Liens on the assets subject to such Capitalized Leases and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property leased pursuant thereto; provided, however, in each of the foregoing clauses (i), (ii), and (iii), no such Lien shall extend to or cover any property other than the property being acquired, constructed, improved or leased (including any unimproved portion of a partially improved property) including general intangibles, proceeds and improvements, accessories and upgrades thereto;
(l)    Liens on property existing at the time of acquisition of such property, provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition; and
(m)    any Lien arising under article 24 and 25 of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers' association (Nederlandse Vereniging van Banken).
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.
“Platform” has the meaning specified in Section 13.8.
“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Principals” means the descendents of T.T. Chao, including by adoption, and the spouses of any such individuals.
“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders.
“Real Estate” means all of any Loan Party’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of any Loan Party’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto.
“Recipient” means the Agent any Lender or any other recipient of a payment to be made by a Loan Party under a Loan Document or on account of an Obligation.
“Related Party” means (a) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal or (b) any Person, the beneficiaries, stockholders, partners, owners, or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).
“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Materials into the environment, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Real Estate or other property.
“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Lenders” means at any time Lenders whose Pro Rata Shares aggregate more than 50%; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“S&P” means S&P Global Ratings and any successor thereto.
“Sanction” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating without authorization from the appropriate Governmental Authority, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Annex A - 11

“Security Agreements” means, collectively, the US Security Agreement and the Dutch Security Agreement, each executed by the applicable Loan Parties and, in the case of the Dutch Security Agreement, Westlake International Holdings C.V. in favor of the Agent for the benefit of the Agent and the other Lenders, as amended, restated, amended and restated, or otherwise modified from time to time.
“Solvent” means, when used with respect to any Person, that at the time of determination:
(a)    the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and
(b)    the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and
(c)    it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and
(d)    it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability of such Person.
Notwithstanding the foregoing, debt of any Loan Party owed to any other Loan Party shall not be included for purposes of calculating whether a Loan Party is Solvent, so long as the Loan Parties, on a consolidated basis, were, are, and will be Solvent.
“Stated Maturity Date” means March 31, 2017.
“Subsidiary” of a Person means (a) any entity of which more than fifty percent (50%) of the Voting Stock is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of such Person (or any combination thereof) or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof). Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Loan Parties, as determined in accordance with GAAP and reported in accordance with this Agreement.
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.
“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code; over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.
“U.S. Person” means “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.2(b)(ii)(C).
“US Security Agreement” means the security agreement executed by the Borrower, pursuant to which the Borrower pledges its ownership interests in Westlake International II LLC to the Agent for the benefit of the Agent and the other Lenders.

Annex A - 12

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Westlake” means Westlake Chemical Corporation, a Delaware corporation.
“Withholding Agent” means any Loan Party and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Accounting Terms. Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Agent and the Lenders Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Interpretive Provisions.
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.
(c)    (i)    The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(ii)    The term “including” is not limiting and means “including without limitation.”
(iii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(iv)    The word “or” is not exclusive.
(d)    Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(e)    The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.
(f)    The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(g)    For purposes of Section 9.1, a breach of the financial covenant contained in Section 7.14 shall be deemed to have occurred as of any date of determination thereof by the Agent or as of the last day of

Annex A - 13

any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Agent.
(h)    The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

Annex A - 14

EXHIBIT A
FORM OF NOTE
$ _____________________    __________, 2016
For Value Received, the undersigned (referred to herein as the “Borrower”) hereby jointly and severally promise to pay to the order of _________________ (the “Lender”) in care of Bank of America, N.A. (the “Agent”), at the Agent’s office located at 901 Main Street, Dallas, Texas, 75202, for the account of the Lender, the lesser of the principal amount of __________________ ($ ______________) or the aggregate amount of all outstanding Loans made to Borrower by the Lender from time to time. The undersigned also promise to pay interest on the unpaid principal amount of each Borrowing from the date of such Borrowing until such principal amount is paid. This Note shall be subject to the terms of that certain Credit Agreement described below (the “Credit Agreement”), and all principal and interest payable hereunder shall be due and payable in accordance with the terms of the Credit Agreement.
This Note is the Note referred to in the Credit Agreement, dated as of August 10, 2016, among the Borrower, the Lender, certain other Lenders party thereto, and Bank of America, N.A., as Agent for the Lenders, as amended, renewed, and refinanced from time to time. Terms defined in the Credit Agreement are used herein with the same meanings. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note, upon the happening of certain stated events and also for prepayments on account of the principal of this Note prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. Without limiting the immediately preceding sentence, reference is made to Section 2.3 of the Credit Agreement for usury savings provisions.
Principal and interest payments shall be in money of the United States of America, lawful at such times for the satisfaction of public and private debts, and shall be in immediately available funds.
The Borrower promises to pay the costs of collection, including reasonable attorney’s fees, if default is made in the payment of this Note.
THIS NOTE AND THE OTHER LOAN DOCUMENTS HAVE BEEN ENTERED INTO PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION HEREOF.
IN WITNESS WHEREOF, the undersigned have caused this Note to be executed by officers thereunto duly authorized and directed by appropriate corporate authority.
[Remainder of Page Intentionally Left Blank; Signatures Follow]

Exhibit A - 1

BORROWER:
WESTLAKE INTERNATIONAL HOLDINGS II C.V., ACTING THROUGH WESTLAKE OLEFINS CORPORATION, ITS GENERAL PARTNER

By:	__________________________________________
Name:
Title:

Exhibit A - 2

EXHIBIT B
[Reserved]

Exhibit B - 1

EXHIBIT C
[Reserved]

Exhibit C - 1

EXHIBIT D
FORM OF NOTICE OF BORROWING
Date: _______________, 20__

To:
BANK OF AMERICA, N.A., individually as a Lender and as agent for itself and the other Lenders (the “Agent”) under that certain Credit Agreement dated as of August 10, 2016 (such agreement, as it may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), by and among the Agent, Westlake International Holding II C.V. (the “Borrower”), acting through Westlake Olefins Corporation, its general partner, and the Lenders party thereto.

Ladies and Gentlemen:
The undersigned refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is ______ __, 20__.

2.	The aggregate amount of the proposed Borrowing is $ _________.

3.	The Borrowing is to be comprised of $ ______ of Base Rate and $ ______ of LIBOR Rate Loans.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    The representations and warranties of the Loan Parties contained in the Credit Agreement are true and correct as though made on and as of such date and except to the extent that the Agent and the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and
(b)    No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.
IN WITNESS WHEREOF, Westlake has caused this Notice of Borrowing to be executed and delivered on this ___ day of _________, 20__.
[Signature Page Follows]

Exhibit D - 1

IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be executed and delivered on this ___ day of _________, 20__.

WESTLAKE INTERNATIONAL HOLDINGS II C.V., ACTING THROUGH WESTLAKE OLEFINS CORPORATION, ITS GENERAL PARTNER

By:	__________________________________________
Name:
Title:

Exhibit D - 2

EXHIBIT E
FORM OF NOTICE OF CONTINUATION/CONVERSION
Date: _______________, 20__

To:
BANK OF AMERICA, N.A., individually as a Lender and as agent for itself and the other Lenders (the “Agent”) under that certain Credit Agreement dated as of August 10, 2016 (such agreement, as it may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), by and among the Agent, Westlake International Holdings II C.V. (the “Borrower”), acting through Westlake Olefins Corporation, its general partner, and the Lenders party thereto.

Ladies and Gentlemen:
The undersigned refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the [conversion] [continuation] of the Loans specified herein, that:

1.	The Continuation/Conversion Date is ______, 20__.

2.	The aggregate amount of the Loans to be [converted] [continued] is $ _________.

3.	The Loans are to be [converted into] [continued as] [LIBOR Rate] [Base Rate] Loans.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Continuation/Conversion Date, before and after giving effect thereto and to the application of the proceeds therefrom:

Exhibit E - 1

IN WITNESS WHEREOF, the Borrower has caused this Notice of Continuation/Conversion to be executed and delivered on this ____ day of ____________, 20__.
WESTLAKE INTERNATIONAL HOLDINGS II C.V., ACTING THROUGH WESTLAKE OLEFINS CORPORATION, ITS GENERAL PARTNER

By:	__________________________________________
Name:
Title:

Exhibit E - 2

EXHIBIT F
ASSIGNMENT AND ACCEPTANCE AGREEMENT
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of    , ____________________, 20__ is made between __________________ (the “Assignor”) and __________________ (the “Assignee”).
RECITALS
WHEREAS, the Assignor is party to that certain Credit Agreement dated as of __________, 2016 (as amended, amended and restated, modified, supplemented, or renewed, the “Credit Agreement”) by and among Westlake International Holdings II C.V. (the “Borrower”), acting through Westlake Olefins Corporation, its general partner, the several financial institutions from time to time party thereto (including the Assignor, the “Lenders”), and Bank of America, N.A., as agent for the Lenders (the “Agent”). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;
WHEREAS, as provided under the Credit Agreement, the Assignor has committed to make Loans (the “Revolving Committed Loans”) to the Borrower in an aggregate amount not to exceed $_________ (the “Revolving Commitment”);
WHEREAS, the Assignor has made Loans in the aggregate principal amount of $_________ to the Borrower; and
WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Revolving Commitment, together with a corresponding portion of each of its outstanding Revolving Committed Loans, in an aggregate amount equal to $_________ (the “Assigned Amount”) on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1.    Assignment and Acceptance.
(a)    Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers, and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes, and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the “Assignee’s Percentage Share”) of (A) the Revolving Commitment and the Revolving Committed Loans of the Assignor and (B) all related rights, benefits, obligations, liabilities, and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.
(b)    With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Revolving Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Revolving Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount, and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections 3.7, 4, and 13.11 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.
(c)    After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee’s Revolving Commitment will be $_________ and Revolving Committed Loans will be $_________.
(d)    After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor’s Revolving Commitment will be $_________ and Revolving Committed Loans will be $_________.

Exhibit F - 1

2.    Payments.
(a)    As consideration for the sale, assignment, and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to the purchase price agreed between the Assignor and the Assignee for the Assigned Amount.
(b)    The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in Section 11.2(a) of the Credit Agreement.
3.    Reallocation of Payments.
Any interest, fees, and other payments accrued to the Effective Date with respect to the Revolving Commitment and Revolving Committed Loans shall be for the account of the Assignor. Any interest, fees, and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees, and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
4.    Independent Credit Decision.
The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent Financial Statements of the Loan Parties, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.
5.    Effective Date; Notices.
(a)    As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 20__ (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:
(i)    this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;
(ii)    the consent of the Agent (if necessary) required for an effective assignment of the Assigned Amount by the Assignor to the Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
(iii)    the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;
(iv)    the Assignee shall have complied with Section 11.2 of the Credit Agreement (if applicable);
(v)    the processing fee referred to in Section 2(b) hereof and in Section 11.2(a) of the Credit Agreement shall have been paid to the Agent; and
(b)    Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Borrower and the Agent for acknowledgment by the Agent, a Notice of Assignment in the form attached hereto as Schedule 1.
6.    Agent.
(a)    The Assignee hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Lenders pursuant to the terms of the Credit Agreement.
[INCLUDE (b) ONLY IF ASSIGNOR IS AGENT]
(b)    [The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

Exhibit F - 2

7.    Withholding Tax.
The Assignee (a) represents and warrants to the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Agent or the Borrower with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrower prior to the time that the Agent or the Borrower is required to make any payment of principal, interest, or fees in respect of the interest assigned hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8ECI, U.S. Internal Revenue Service Form W-8BEN (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder), Form W-8IMY and all required supporting documents, or Form W-9 or such other documentation or information prescribed by Requirement of Law (if the Assignee is a “United States person” within the meaning of Section 7701(a)(30) of the Code) and agrees to provide new Forms W-8ECI, W-8BEN, W-8IMY and all required supporting documents, or W-9 or such other documentation or information prescribed by Requirement of Law upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
8.    Representations and Warranties.
(a)    The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations, or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery, and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery, or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid, and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
(b)    The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition, or statements of the Companies, or the performance or observance by any Loan Party of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.
(c)    The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations, or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery, and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery, or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid, and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.
9.    Further Assurances.
The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this

Exhibit F - 3

Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Borrower or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.
10.    Miscellaneous.
(a)    Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.
(b)    All payments made hereunder shall be made without any set-off or counterclaim.
(c)    The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Assignment and Acceptance.
(d)    This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
(e)    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Texas over any suit, action, or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
(f)    THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

Exhibit F - 4

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]

By:	__________________________________________ Title: Address:
[ASSIGNEE]

By:	__________________________________________ Title: Address:

Exhibit F - 5

SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE
NOTICE OF ASSIGNMENT AND ACCEPTANCE
______________, 20__
Bank of America, N.A, as Agent (as hereinafter defined)
901 Main Street
Dallas, Texas 75202
Attn: Portfolio Manager
Re: Westlake International Holdings II C.V.
Ladies and Gentlemen:
We refer to the Credit Agreement dated as of August 10, 2016 (such agreement, as it may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”) by and among Westlake International Holdings II C.V. (the “Borrower”), acting through Westlake Olefins Corporation, its general partner, the Lenders referred to therein, and Bank of America, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein as therein defined.

1.
We hereby give the Agent notice of, and request the Agent’s consent to, the assignment by __________________ (the “Assignor”) to __________________ (the “Assignee”) of _____% of the right, title, and interest of the Assignor in and to the Credit Agreement (including the right, title, and interest of the Assignor in and to the Revolving Commitment of the Assignor to make Loans, all outstanding Loans made by the Assignor, pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand and agree that the Assignor’s Revolving Commitment to make Loans, as of ______ __, 20__, is $__________, the aggregate amount of its outstanding Loans is $__________.

2.
The Assignee agrees that, upon receiving the consent of the Agent to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Credit Agreement.

3.	The following administrative details apply to the Assignee:
(A)    Notice Address:
Assignee name: _________________________
Address: _______________________________
Attention: ______________________________
Telephone: (   ) __________________________
Telecopier: (   ) __________________________
Telex (Answerback): ______________________

Exhibit F - 6

(B)    Payment Instructions:

Account No.:
At:

Reference:
Attention:

4.	The Agent is entitled to rely upon the representations, warranties, and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

Exhibit F - 7

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers, or agents as of the date first above mentioned.
Very truly yours,
[NAME OF ASSIGNOR]

By:	__________________________________________ Title:
[NAME OF ASSIGNEE]

By:	__________________________________________ Title:
[Consented to and]1 Accepted:
Bank of America, N.A.,
as Agent

By:	__________________________________________ Name: Title:
[Consented to:]2
[Westlake International Holdings II C.V.,
acting through Westlake Olefins Corporation, its
general partner ]

By:	__________________________________________ Name: Title:

_______________________________
1 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
2 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit F - 8